EXHIBIT A

Hudson's Grill of America, Inc.              For Immediate Release
16970 Dallas Parkway                      Contact: David L. Osborn
Suite # 402                                Telephone: 972-931-9237
Dallas, Texas 75248-1928           e-mail: osborn@hudsonsgrill.com

    Hudson's Grill Announces the Formation of a New Subsidiary
       And the Termination of its Contract with Dalms, Inc.

    Monday, December 15, 1997


    Dallas, TX - Hudson's Grill of America, Inc., announced that on December 1, 1997, it had transferred most of its assets to Hudson's Grill International, Inc., a new subsidiary recently incorporated in Texas. Hudson's Grill International will only assume a limited portion of Hudson's Grill of America's liabilities -- i.e., those associated with the operation of its headquarters in Dallas, Texas. Hudson's Grill International will continue the franchising and building of Hudson's Grill restaurants that was formerly done by Hudson's Grill of America. Hudson's Grill of America currently plans to spin off Hudson's Grill International to Hudson's Grill of America's shareholders sometime next year, and it is currently contemplating registering Hudson's Grill International's stock to enable public trading in the stock.

     The change in corporate structure reflects Hudson's Grill of America's strong connection to Texas, where its headquarters has been for the last four years and where its largest shareholders reside, and the new name of its business reflects the international scope of its business. Once Hudson's Grill International is successfully spun off to its shareholders, management plans to recommend to its shareholders that they vote to dissolve what is left of Hudson's Grill of America.

     Hudson's Grill also announced that as of December 31, 1997, it had terminated its consulting agreement with Dalms, Inc., which had provided the services of Thomas A. Sacco, Senior Vice President and Director, to the company. Dalms, Inc., may continue providing services to Hudson's Grill on a commission or hourly basis, and talks are underway between Hudson's Grill and Dalms to see if an understanding can be made. Hudson's Grill International has hired Tony Nardizzi, who will supervise the operations of company owned restaurants and monitor the operations of franchised restaurants.

    Hudson's Grills of America is celebrating its 13th year of operation, and the company is publicly traded over the counter under the NASDAQ symbol HDSG.